Exhibit 99.1

Nektar Therapeutics Reports Third Quarter 2023 Financial Results

SAN FRANCISCO, November 7, 2023 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the third quarter ended September 30, 2023.

Cash and investments in marketable securities at September 30, 2023, were $372.7 million as compared to $505.0 million at December 31, 2022. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the middle of 2026.

“We’ve made significant progress across our pipeline, including initiating a Phase 2b atopic dermatitis study in October and completing plans to start a Phase 2b alopecia areata study in early 2024,” said Howard W. Robin, President and CEO of Nektar. “These two studies position us for important and transformative data readouts for rezpegaldesleukin in the first half of 2025. In September, we signed a new clinical study collaboration with cell therapy leader, Cellular Biomedicine Group, who will evaluate NKTR-255 in combination with CBMG’s tumor-infiltrating lymphocyte therapy in advanced non-small cell lung cancer. This study is an example of the potential of NKTR-255 in combination with a range of cell therapies in liquid and solid tumors. Finally, we will end this year in a strong financial position with at least $320 million in cash and investments which provides us with a cash runway into the middle of 2026.”

Summary of Financial Results

Revenue in the third quarter of 2023 was $24.1 million as compared to $23.6 million in the third quarter of 2022. Revenue for the first nine months of 2023 was $66.2 million as compared to $70.0 million in the first nine months of 2022.

Total operating costs and expenses in the third quarter of 2023 were $69.0 million as compared to $77.9 million in the third quarter of 2022. Total operating costs and expenses in the first nine months of 2023 were $296.4 million as compared to $393.7 million in the first nine months of 2022. The reduction in operating costs and expenses for both the third quarter and the first nine months of 2023 were due to decreases in research and development expenses, general and administrative expense and restructuring, impairment and costs of terminated program. For the first nine months of 2023, these decreases were partially offset by $76.5 million in non-cash goodwill impairment.

R&D expense in the third quarter of 2023 was $24.1 million as compared to $33.6 million for the third quarter of 2022. For the first nine months of 2023, R&D expense was $84.2 million as compared to $183.6 million in the first nine months of 2022. R&D expense decreased for both the third quarter and first nine months of 2023 due to the wind down of the bempegaldesleukin program.

G&A expense was $21.1 million in the third quarter of 2023 as compared to $22.5 million in the third quarter of 2022. For the first nine months of 2023, G&A expense was $60.1 million as compared to $70.4 million in the first nine months of 2022. G&A expense decreased for both the third quarter and first nine months of 2023 due to the wind down of the bempegaldesleukin program.

Restructuring, impairment and costs of terminated program were $11.4 million in the third quarter of 2023 as compared to $16.8 million in the third quarter of 2022. The amount for the third quarter of 2023 includes $10.2 million in non-cash lease and equipment impairment charges, $0.7 million for the wind down of the bempegaldesleukin program and $0.5 million in severance. The amount for the third quarter of 2022 includes $8.5 million for the wind down of the bempegaldesleukin program, $5.0 million for contract termination and other restructuring costs, $2.1 million in severance and $1.2 million in non-cash lease impairment charges.

For the first nine months of 2023, restructuring, impairment and costs of terminated program were $49.1 million. This amount includes $36.6 million in non-cash lease and equipment impairment charges, $8.0 million in severance and $3.6 million for the wind down of the bempegaldesleukin program.

For the first nine months of 2022, restructuring, impairment and costs of terminated program were $124.4 million. This amount includes $58.5 million in non-cash lease and equipment impairment charges, $29.8 million in severance, $28.9 million for the wind down of the bempegaldesleukin program and $7.1 million in contract termination and other restructuring costs.

Net loss for the third quarter of 2023 was $45.8 million or $0.24 basic and diluted loss per share as compared to a net loss of $59.0 million or $0.31 basic and diluted loss per share in the third quarter of 2022. Net loss in the first nine months of 2023 was $234.0 million or $1.23 basic and diluted loss per share as compared to a net loss of $308.5 million or $1.65 basic and diluted loss per share in the first nine months of 2022. Excluding the $10.2 million in non-cash impairment charges, net loss, on a non-GAAP basis, for the third quarter of 2023 was $35.7 million or $0.19 basic and diluted loss per share. Excluding the $113.1 million in non-cash goodwill and other impairment charges, net loss, on a non-GAAP basis, for the first nine months of 2023 was $120.8 million or $0.64 basic and diluted loss per share.

Third Quarter 2023 and Recent Business Updates

●	In September 2023, Nektar announced a clinical study collaboration with Cellular Biomedicine Group Inc. (CBMG) to evaluate NKTR-255 in combination with C-TIL051 in advanced non-small cell lung cancer (NSCLC) patients that are relapsed or refractory to anti-PD-1 therapy. Under the collaboration, CBMG will add NKTR-255 to its ongoing Phase 1 clinical trial being conducted at Duke Cancer Institute. Enrollment for this trial is ongoing.

●	In October 2023, Nektar presented final data from the Phase 1b study of rezpegaldesleukin in patients with atopic dermatitis at the 2023 European Academy of Dermatology and Venereology (EADV) Congress.

o	Patients with moderate-to-severe AD that were treated with rezpegaldesleukin showed dose-dependent improvements in Eczema Area and Severity Index (EASI), Validated Investigator Global Assessment (vIGA), Body Surface Area (BSA), and Itch Numeric Rating Scale (NRS) over 12 weeks of treatment compared to placebo, which were sustained post-treatment over an additional 36 weeks.

o	At the highest studied dose, the proportion of Daily Life Quality Index (DLQI) responders was 75% and the proportion of Patient Oriented Eczema Measure (POEM) responders was 65% at week 12.

o	rezpegaldesleukin was well tolerated with no patients in the rezpegaldesleukin groups experiencing severe, serious, or fatal adverse events, and no anti-rezpegaldesleukin antibodies were detected.

●	In October 2023, Nektar initiated a Phase 2b study of rezpegaldesleukin in patients with atopic dermatitis.

Conference Call to Discuss Third Quarter 2023 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, November 7, 2023.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through December 8, 2023.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in immunology and oncology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional manufacturing operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: "will," "could," "develop," "potential," "advance" and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin and NKTR-255. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin and NKTR-255 are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our 2022 corporate restructuring and reorganization plan or our 2023 cost restructuring plan and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2023. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

David Rosen of Argot Partners

(212) 600-1902

david.rosen@argotpartners.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	September 30, 2023	December 31, 2022(1)
Current assets:
Cash and cash equivalents	$64,921	$88,227
Short-term investments	307,737	416,750
Accounts receivable	2,204	5,981
Inventory, net	15,130	19,202
Other current assets	9,033	15,808
Total current assets	399,025	545,968

Property, plant and equipment, net	19,949	32,451
Operating lease right-of-use assets	18,747	53,435
Goodwill	-	76,501
Other assets	4,523	2,245
Total assets	$442,244	$710,600

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,288	$12,980
Accrued expenses	29,729	36,557
Operating lease liabilities, current portion	19,095	18,667
Total current liabilities	52,112	68,204

Operating lease liabilities, less current portion	102,193	112,829
Liabilities related to the sales of future royalties, net	123,610	155,378
Other long-term liabilities	4,961	7,551
Total liabilities	282,876	343,962

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,600,871	3,574,719
Accumulated other comprehensive loss	(6,352)	(6,907)
Accumulated deficit	(3,435,170)	(3,201,193)
Total stockholders' equity	159,368	366,638
Total liabilities and stockholders' equity	$442,244	$710,600

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Revenue:
Product sales	$5,822	$4,969	$15,198	$15,969
Non-cash royalty revenue related to the sales of future royalties	18,167	18,342	50,860	52,167
License, collaboration and other revenue	155	314	179	1,896
Total revenue	24,144	23,625	66,237	70,032

Operating costs and expenses:
Cost of goods sold	12,431	4,972	26,485	15,402
Research and development	24,070	33,590	84,220	183,583
General and administrative	21,147	22,534	60,097	70,394
Restructuring, impairment, and costs of terminated program	11,360	16,830	49,107	124,350
Impairment of goodwill	-	-	76,501	-
Total operating costs and expenses	69,008	77,926	296,410	393,729
Loss from operations	(44,864)	(54,301)	(230,173)	(323,697)

Non-operating income (expense):
Change in fair value of development derivative liability	-	-	-	33,427
Non-cash interest expense on liabilities related to the sales of future royalties	(5,910)	(6,953)	(18,467)	(21,710)
Interest income and other income (expense), net	4,876	2,050	14,492	3,541
Total non-operating income (expense), net	(1,034)	(4,903)	(3,975)	15,258

Loss before provision for income taxes	(45,898)	(59,204)	(234,148)	(308,439)

Provision (benefit) for income taxes	(61)	(155)	(171)	71
Net loss	$(45,837)	$(59,049)	$(233,977)	$(308,510)

Basic and diluted net loss per share	$(0.24)	$(0.31)	$(1.23)	$(1.65)
Weighted average shares outstanding used in computing basic and diluted net loss per share	190,406	187,641	189,651	186,767

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